Exhibit 10.3

THE MACERICH COMPANY
CHANGE IN CONTROL SEVERANCE PAY PLAN
FOR EXECUTIVE VICE PRESIDENTS
The Macerich Company sets forth herein the terms of its Change in Control Severance Pay Plan for Executive Vice Presidents (the “Plan”) as follows as of May 3, 2019 (the “Effective Date”):
SECTION 1.    PURPOSE
The Board of Directors of the Company (defined below) believes that it is in the best interests of the Company to encourage the continued dedication to the Company of certain of the Company’s and its Subsidiaries’ employees in the face of potentially distracting circumstances arising from the possibility or occurrence of a change in control of the Company, and the Board (defined below) has established the Plan for this purpose. The purpose of the Plan is to provide severance benefits in the event certain employees incur a Qualified Termination during the Change in Control Period. The adoption of this Plan in no event guarantees any employee severance benefits in the event she/he is terminated by the Company or the Employer prior to a Change in Control.
SECTION 2.    DEFINITIONS
(a)    “Accrued Obligations” means, with respect to an Eligible Employee, the sum of the Eligible Employee’s (i) Base Salary through the Date of Termination to the extent earned and not theretofore paid, (ii) accrued vacation pay and/or personal days to the extent earned and payable in connection with the termination of employment pursuant to the Company’s policy, (iii) accrued annual incentive bonus for the fiscal year immediately preceding the year in which the Date of Termination occurs, to the extent such bonus is determined to otherwise have been earned based on the Company’s achievement of applicable performance targets but not theretofore paid, and (iv) vested rights under any equity, compensation or benefit plan, policy, practice or program of or any other contract or agreement with the Company or the Employer including, without limitation, any acceleration of vesting of equity awards that shall occur upon a Qualifying Termination as set forth in the applicable equity award agreement and/or equity incentive plan pursuant to which such awards have been granted (“Double Trigger Equity Vesting”). Accrued Obligations described in clauses (i) and (ii) shall be paid in a lump sum in cash within the time required by law but in no event more than 30 days after the Date of Termination. Accrued Obligations described in clause (iii) shall be paid at such time as annual incentive bonuses for such fiscal year are otherwise paid pursuant to the terms of the applicable plan but in no event later than 75 days after the end of such fiscal year. Accrued Obligations described in clause (iv) (including without limitation the Double Trigger Equity Vesting) shall be paid at such time(s) as required under the terms of the applicable plan or program.
(b)    “Base Salary” means the annual base rate of compensation payable as salary to the Eligible Employee by the Employer as of the Eligible Employee’s Date of Termination or as of immediately prior to the first day of the Change in Control Period, whichever is higher, before deductions of voluntary deferrals authorized by the Eligible Employee or required by law to be withheld from the Eligible Employee by the Employer, and excludes all other extra pay such as

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overtime, pensions, severance payments, bonuses, stock incentives, living or other allowances, and other benefits and perquisites.
(c)    “Board” means the Board of Directors of the Company.
(d)    “Bonus” means, with respect to an Eligible Employee, the average of the annual incentive bonuses awarded to the Eligible Employee in respect of the immediately preceding three years (including, for the avoidance of doubt, the grant date fair value of any annual incentive bonuses awarded in the form of cash and/or equity, but excluding for the avoidance of doubt, any equity incentive awards granted as part of the Company’s long-term equity incentive award program, which exists separate and apart from the Company’s annual short-term incentive bonus program).
(e)    “Cause” with respect to an Eligible Employee, means a termination of service based upon a finding by the Employer, acting in good faith based on upon the information then known to the Employer, that the Eligible Employee:
(i)    has failed to perform job duties in a material respect without proper cause; or
(ii)    been convicted of or pled guilty or nolo contendere to a felony; or
(iii)    committed an act of fraud, dishonesty or gross misconduct which is materially injurious to the Employer or the Company.
Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Applicable Board (as defined below) or upon the instructions of an executive officer of the Company or the Eligible Employee’s direct or indirect supervisor, or based upon the advice of counsel or independent accountants for the Employer or the Company shall be conclusively presumed for purposes of this Plan to be done, or omitted to be done, by the Eligible Employee in good faith and in the best interests of the Employer or the Company. For purposes of the definition of Cause, “Applicable Board” means the Board or, if the Company is not publicly-traded, the board of directors of the ultimate parent of the Company.
A termination for Cause shall be deemed to occur on the date on which the Employer first delivers written notice to the Eligible Employee of a finding of termination for Cause; provided, however, that such termination shall only occur following the Eligible Employee’s failure to cure, within ten days after receiving notice from the Company of an allegation of an act or failure to act of the kind described in clause (i) or (ii) above, to the extent the Company determines such act or failure to act is curable.
(f)    “Change in Control” means any of the following:
(i)    the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (such individual, entity or group, a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 33% or more of either (A) the then-

outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate of the Company or successor or (iv) any acquisition by any entity pursuant to a transaction that complies with (f)(iii)(1), (f)(iii)(2) or (f)(iii)(3) below;
(ii)    individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and her/his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
(iii)    consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets directly or through one or more subsidiaries (“Parent”)) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 20% existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv)    approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
(g)    “Change in Control Period” means the period commencing upon the consummation of a Change in Control and ending 24 months after such Change in Control.
(h)    “Code” means Internal Revenue Code of 1986, as amended.
(i)    “Company” means The Macerich Company, a Maryland corporation, or, from and after a Change in Control, the successor to the Company in any such Change in Control.
(j)    “Compensation Committee” means the Compensation Committee of the Board.
(k)    “Date of Termination” means, with respect to an Eligible Employee, the effective date of termination of the Eligible Employee’s employment with the Employer.
(l)    “Eligible Employee” means an employee of the Employer with a title of Executive Vice President and who is not a party to an individual agreement with the Employer that provides for greater severance payments and benefits, in the aggregate.
(m)    “Employer” means Macerich Management Company or other Subsidiary that employs one or more Eligible Employees, or, from and after the Change in Control, any other subsidiaries of the successor to the Company that employ the Eligible Employees.
(n)    “Good Reason” means an action taken by the Employer, without the Eligible Employee’s written consent thereto, resulting in a material negative change in the employment relationship. For these purposes, a “material negative change in the employment relationship” shall include, without limitation, any one or more of the following reasons, to the extent not remedied by the Employer within 30 days after receipt by the Employer of written notice from the Eligible Employee provided to the Company within 90 days (the “Cure Period”) of the Eligible Employee’s knowledge of the occurrence of an event or circumstance set forth in clauses (i) through (v) below specifying in reasonable detail such occurrence:
(i)    the assignment to the Eligible Employee of any duties materially inconsistent in any respect with the Eligible Employee’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other material diminution in such position, authority, duties or responsibilities (whether or not occurring solely as a result of the Company’s ceasing to be a publicly traded entity);
(ii)    a change in the Eligible Employee’s principal office location to a location further away from the Eligible Employee’s home which is more than 30 miles from the Eligible Employee’s current principal office;
(iii)    the taking of any action by the Employer to eliminate long-term incentive compensation or benefit plans in which the Eligible Employee participated in or was eligible to participate in immediately prior to a Change in Control without providing substitutes therefor, to materially reduce benefits thereunder or to substantially diminish other fringe benefits; provided that if neither a surviving entity nor its parent following a Change in Control is a publicly-held company, the failure to provide stock-based incentive compensation or benefits shall not be deemed Good Reason if compensation or benefits of comparable value, using a recognized valuation methodology, are substituted therefor; and provided further that a reduction or elimination in the aggregate of not more than 10% in aggregate employee benefits in connection with across the board reductions or modifications affecting similarly situated persons of comparable rank in the Employer or a combined organization shall not constitute Good Reason;
(iv)    any one or more reductions in the Eligible Employee’s Base Salary and/or Target Bonus that, individually or in the aggregate, exceed 10% of the Eligible Employee’s Base Salary and Target Bonus, in the aggregate; or
(v)    any material breach by the Employer of the Eligible Employee’s service agreement (if one exists).
In the event that the Employer fails to remedy the condition constituting Good Reason during the applicable Cure Period, the Eligible Employee’s “termination of employment” must occur, if at all, within 120 days of the end of the Cure Period but not later than the last day of the Change in Control Period (such that, for the avoidance of doubt, if an event giving rise to a claim of Good Reason first occurs within 120 days prior to the last day of the Change in Control Period, the Company acknowledges that the Eligible Employee may resign for Good Reason prior to the expiration of the 30-day notice and/or applicable Cure Period, if applicable).
(o)    “Pro-Rata Bonus” means a pro-rated annual incentive bonus otherwise payable under the Company’s applicable annual incentive bonus plan pursuant to which the Eligible Employee was eligible to earn a bonus for the year of termination, determined by multiplying the Eligible Employee’s Target Bonus by a fraction, the numerator of which is the number of days the Eligible Employee is employed in the year of termination and the denominator of which is 365.
(p)    “Qualified Termination” means (i) any termination of employment of an Eligible Employee by the Employer (other than for Cause or because of the Eligible Employee’s death or Total Disability) during a Change in Control Period, and (ii) any termination of employment by an Eligible Employee for Good Reason during a Change in Control Period.
(q)    “Severance Payment” means an amount determined pursuant to

Schedule A.
(r)    “Subsidiary” means any direct or indirect subsidiary of the Company or The Macerich Partnership, L.P., or, from and after the Change in Control, any other subsidiaries of the successor to the Company or The Macerich Partnership, L.P.
(s)    “Target Bonus” means an Eligible Employee’s target annual incentive bonus that the Eligible Employee was eligible to earn under the Company’s applicable annual incentive bonus plan for the year of termination (or the immediately prior year, if such a target annual incentive bonus has not been determined for the year of termination).
(t)    “Total Disability” means a “permanent and total disability” within the meaning of Section 22(a)(3) of the Code and such other disabilities, infirmities, afflictions or conditions as the Administrator by rule may include.
SECTION 3.    TERM
This Plan shall be effective during the Change in Control Period; provided, however, that this initial term of the Plan shall be automatically extended, if necessary, so that this Plan remains in full force and effect until all payments required to be made hereunder have been made. References herein to the term of this Plan shall include the initial term and any additional period for which this Plan is extended or renewed.
SECTION 4.    SEVERANCE BENEFITS FOLLOWING A CHANGE IN CONTROL
(a)    If an Eligible Employee suffers a Qualified Termination, the Employer shall pay the Eligible Employee the Accrued Obligations in accordance with the payment provisions set forth in Section 2(a). In addition, subject to the execution and effectiveness of a Release Agreement substantially in the form set forth in Schedule B, the Eligible Employee shall be entitled to the following payments and benefits:
(i)    the Eligible Employee’s Severance Payment;
(ii)    the Eligible Employee’s Pro-Rata Bonus;
(iii)    outplacement services pursuant to the Company’s outplacement services plan for senior executives, for the period provided in Schedule A;
(iv)    a payment equal to the product of (x) the total amount of the COBRA continuation (medical, vision and dental) monthly premium rate that would otherwise be payable by the Eligible Employee for such COBRA continuation for the Eligible Employee and any eligible dependents, as applicable, as of the Date of Termination and (y) 36; and
(v)    the amounts payable under Sections 4(a)(i), (ii) and (iv) shall be paid out in a lump-sum within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such amounts shall be paid in the second calendar year by the last day of such 60-day period.
The mere occurrence of a Change in Control shall not be treated as a termination of an Eligible Employee’s employment under this Plan, nor shall the mere transfer of an Eligible Employee’s employment to and between the Employer and/or any Subsidiary be treated as a termination under this Plan.
(b)    Cause; Other Than for Good Reason. If an Eligible Employee’s employment is terminated for Cause during the Change in Control Period or the Eligible Employee voluntarily terminates employment without Good Reason, the Eligible Employee shall be entitled to only her/his Accrued Obligations through the Date of Termination to the extent theretofore unpaid.
SECTION 5.    REDUCTION OF CERTAIN BENEFITS
(a)    Reduction in Benefits. Anything in this Plan to the contrary notwithstanding, in the event that the receipt of all payments or distributions by the Company or the Employer in the nature of compensation to or for the Eligible Employee’s benefit, whether paid or payable pursuant to this Plan or otherwise (a “Payment”), would subject the Eligible Employee to the excise tax under Section 4999 of the Code, the accounting firm which audited the Company prior to the corporate transaction which results in the application of such excise tax, or another nationally known accounting or employee benefits consulting firm selected by the Company prior to such corporate transaction (the “Accounting Firm”), shall determine whether to reduce any of the Payments to the Reduced Amount (as defined below). The Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that the Eligible Employee would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Eligible Employee’s Payments were reduced to the Reduced Amount. If such a determination is not made by the Accounting Firm, the Eligible Employee shall receive all Payments to which Eligible Employee is entitled to receive.
(b)    Order of Reduction. If the Accounting Firm determines that aggregate Payments should be reduced to the Reduced Amount, the Company shall promptly give the Eligible Employee notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 5 shall be made as soon as reasonably practicable and in no event later than 60 days following the date of termination of employment or such earlier date as requested by the Company and the Eligible Employee. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding on the Company, its Subsidiaries and the Eligible Employee. For purposes of reducing the Payments to the Reduced Amount, the Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Payments that are to be paid or become vested the furthest in time from consummation of the Change in Control: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that all amounts or payments that are not subject to calculation under Treas. Reg. § 1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. § 1.280G-1, Q&A-24(b) or (c).
(c)    Underpayment or Overpayment. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Eligible Employee pursuant to this Plan which should not have been so paid or distributed (the “Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Eligible Employee pursuant to this Plan could have been so paid or distributed (the “Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or a

Subsidiary or the Eligible Employee which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, the Eligible Employee shall pay any such Overpayment to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Eligible Employee to the Company if and to the extent such payment would not either reduce the amount on which the Eligible Employee is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than 60 days following the date on which the Underpayment is determined) by the Company to or for the benefit of the Eligible Employee together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.
(d)    Reduced Amount and After-Tax Receipt. For purposes hereof, the following terms have the meanings set forth below: (i) “Reduced Amount” shall mean the greatest amount of Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code if the Accounting Firm determines to reduce Payments pursuant to this Section 12 and (ii) “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Eligible Employee with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Eligible Employee’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Eligible Employee certifies, in the Eligible Employee’s sole discretion, as likely to apply to her/him in the relevant tax year(s).
SECTION 6.    WITHHOLDING
Notwithstanding anything in this Plan to the contrary, all payments required to be made by the Employer hereunder to an Eligible Employee or her/his estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Employer reasonably may determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Employer may, in its sole discretion, accept other provisions for the payment of taxes and any withholdings as required by law, provided that the Employer is satisfied that all requirements of law affecting its responsibilities to withhold compensation have been satisfied.
SECTION 7.    NO DUTY TO MITIGATE
An Eligible Employee’s payments received hereunder shall be considered severance pay in consideration of past service, and entitlement thereto shall not be governed by any duty to mitigate damages by seeking further employment. In addition, no payments received hereunder shall be offset by any payments or benefits an Eligible Employee may receive from any future employer.

SECTION 8.    AMENDMENT, SUSPENSION OR TERMINATION

Prior to a Change in Control, this Plan may be amended, suspended or terminated at any time by the Compensation Committee; provided, however, that, any amendment, suspension or termination that reduces benefits, changes the definition of Eligible Employees or otherwise adversely impairs an Eligible Employee’s ability to receive any of the severance payments or benefits that could be provided under this Plan will not be effective until 12 months after notice of any such change is provided to the Eligible Employees. No such amendment, suspension or termination will be effective if a Change in Control occurs during the 12-month notice period and no such amendment, suspension or termination may occur after a Change in Control. This Plan may otherwise be amended, suspended or terminated by the Compensation Committee following the expiration of the Change in Control Period and the satisfaction of all obligations the Company may have to any Eligible Employee under the Plan.
SECTION 9.    ADMINISTRATION
The Plan shall be administered by either the Compensation Committee or the person(s) appointed by the Compensation Committee from time to time to administer the Plan (in either case, the “Administrator”). The Administrator shall have the power and authority to interpret the terms and provisions of the Plan, to make all determinations it deems advisable for the administration of the Plan, to decide all disputes arising in connection with the Plan and to otherwise supervise the administration of the Plan, with all decisions and interpretations of the Administrator to be binding on all persons. Notwithstanding the foregoing, however, on and after a Change in Control, all disputes arising in connection with the Plan (including without limitation regarding any determinations, decisions and interpretations of the Plan) shall be subject to dispute resolution as set forth in Section 10, and no decisions or interpretations of the Plan by the Administrator shall be binding on all persons, with any decisions and interpretations to be reviewed de novo, in the event of any such dispute.
SECTION 10.    GOVERNING LAW; DISPUTE RESOLUTION
(a)    This Plan shall be governed by the laws of the United States to the extent applicable and otherwise by the laws of the State of California, excluding the choice of law rules thereof.
(b)     On and after a Change in Control, any controversy or claim arising out of or relating to this Plan, its enforcement, arbitrability or interpretation, or because of an alleged breach, default or misrepresentation in connection with any of its provisions, or arising out of or relating in any way to the Eligible Employee’s employment or termination of the same or conduct thereafter, including, without limiting the generality of the foregoing, any alleged violation of statute, common law or public policy, shall be submitted to final and binding arbitration, to be held in Los Angeles County, California, before a single arbitrator, in accordance with California Civil Procedure Code §§ 1280 et seq. The arbitrator shall be selected by mutual agreement of the parties or, if the parties cannot agree, then by striking from a list of arbitrators supplied by the American Arbitration Association or JAMS/Endispute. The arbitrator shall issue a written opinion revealing, however briefly, the essential findings and conclusions upon which the arbitrator’s award is based. The Company will pay the arbitrator’s fees and arbitration expenses and any other costs associated with the arbitration hearing. The Company agrees to pay as incurred (within 10 days following the

Company’s receipt of an invoice from the Eligible Employee), to the full extent permitted by law, all legal fees and expenses that the Eligible Employee may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Eligible Employee or others of the validity or enforceability of, or liability under, any provision of this Plan or any guarantee of performance thereof (including as a result of any contest by the Eligible Employee about the amount of any payment pursuant to this Plan), plus, in each case, interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code. In order to avoid the imposition of taxes and penalties on the Eligible Employee under Section 409A of the Code, (i) in no event shall the payments by the Company under this Section 10(b) be made later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred, and the Eligible Employee shall be required to have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred, (ii) the amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, (iii) the Eligible Employee’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit and (iv) the Company’s obligations to pay such legal fees and expenses shall apply to amounts incurred during the Eligible Employee’s remaining lifetime (or, if longer, through the 20th anniversary of the Effective Date). Nothing in this paragraph shall affect the Eligible Employee’s or the Company’s ability to seek from a court injunctive or equitable relief.
SECTION 11.    SEVERABILITY
If any part of any provision of this Plan shall be invalid or unenforceable under applicable law, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Plan.
SECTION 12.    DISCLAIMER OF RIGHTS
No provision in this Plan shall be construed to confer upon any individual the right to remain in the employ or service of the Employer, or to interfere in any way with any contractual or other right or authority of the Employer either to increase or decrease the compensation or other payments to any individual at any time, to terminate any employment or other relationship between any individual and the Employer or to require the Employer to pay severance for any termination of employment prior to a Change in Control. The obligation of the Employer to pay any benefits pursuant to this Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein. The Plan shall in no way be interpreted to require the Employer to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any participant or beneficiary under the terms of the Plan.
SECTION 13.    CAPTIONS
The use of captions in this Plan is for the convenience of reference only and shall not affect the meaning of any provision of this Plan.

SECTION 14.    NUMBER AND GENDER
With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.
SECTION 15.    SECTION 409A
(a)    Anything in this Plan to the contrary notwithstanding, if at the time of the Eligible Employee’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that the Eligible Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Eligible Employee becomes entitled to under this Plan on account of the Eligible Employee’s separation from service would be considered “nonqualified deferred compensation” subject to Section 409A(a) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Eligible Employee’s separation from service, or (B) the Eligible Employee’s death. Each payment under this Plan constitutes a separate payment for purposes of Section 409A of the Code.
(b)    The parties intend that this Plan will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Plan is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Plan may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(c)    All in-kind benefits provided and expenses eligible for reimbursement under this Plan shall be provided by the Employer or incurred by the Eligible Employee during the time periods set forth in this Plan. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(d)    To the extent that any payment or benefit described in this Plan constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Eligible Employee’s termination of employment, then such payments or benefits shall be payable only upon the Eligible Employee’s “separation from service.” All references to an Eligible Employee’s termination of employment under this Plan shall only occur if the same also constitutes a “separation from service” as defined under Section 409A of the

Code. The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
(e)    The Company makes no representation or warranty and shall have no liability to the Eligible Employee or any other person if any provisions of this Plan are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

Schedule A
Severance Payment

Title	Severance Payment	Outplacement Services
Executive Vice President	3 times the sum of Base Salary and Bonus	The highest level of outplacement benefits provided for under the outplacement services agreement in effect immediately prior to the Date of Termination, for 12 months

Schedule B
Release Agreement
THIS RELEASE AGREEMENT is entered into as of ____________, 20__ (the “Effective Date”), by _____________ (the “Employee”) in consideration of the severance payments and benefits (collectively, the “Severance Payment”) provided to the Employee by The Macerich Company (“Company”) pursuant to The Macerich Company Change in Control Severance Pay Plan for Executive Vice Presidents (the “Plan”). All capitalized terms used in this Release Agreement and not otherwise defined shall be as defined in the Plan.
1.Waiver and Release. The Employee, on her/his own behalf and on behalf of her/his heirs, executors, administrators, attorneys and assigns, hereby unconditionally and irrevocably releases, waives and forever discharges Company and each of its affiliates, parents, successors, predecessors, and the subsidiaries, directors, owners, members, shareholders, officers, agents, and employees of the Company and its affiliates, parents, successors, predecessors, and subsidiaries (collectively, all of the foregoing are referred to as the “Employer”), from any and all causes of action, claims and damages, including attorneys’ fees, whether known or unknown, foreseen or unforeseen, presently asserted or otherwise arising through the date of her/his signing of this Release Agreement, concerning her/his employment or separation from employment. This release includes, but is not limited to, any claim or entitlement to salary, bonuses, any other payments, benefits or damages arising under any federal law (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, Executive Order 11246, the Family and Medical Leave Act, and the Worker Adjustment and Retraining Notification Act, each as amended) and any other federal, state, local or foreign law relating to notice of employment termination or to severance pay; any claim arising under any state or local laws, ordinances or regulations (including, but not limited to, any state or local laws, ordinances or regulations requiring that advance notice be given of certain workforce reductions); and any claim arising under any common law principle or public policy, including, but not limited to, all suits in tort or contract, such as wrongful termination, defamation, emotional distress, invasion of privacy or loss of consortium.
The Employee understands that by signing this Release Agreement she/he is waiving any right to monetary recovery or individual relief should any federal, state or local agency (including the Equal Employment Opportunity Commission) pursue any claim on her/his behalf arising out of or related to her/his employment with and/or separation from employment with the Employer. The Employee understands that this Release Agreement, does not limit or interfere with the Employee’s right, without notice to or authorization of the Employer, to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other self-regulatory organization or any other federal, state or local governmental agency or commission (each a “Governmental Agency”), or to testify, assist or participate in any investigation, hearing or proceeding conducted by a Governmental Agency in the event Employee file a charge or complaint with a Governmental Agency, or a Governmental Agency asserts a claim on the Employee’s behalf, the Employee agrees that the

Employee’s release of claims in this Release Agreement shall nevertheless bar the Employee’s right (if any) to any monetary or other recovery (including reinstatement) with respect to released claims, except that the Employee does not waive: (i) the Employee’s right to receive an award from the Securities and Exchange Commission pursuant to Section 21 F of the Securities Exchange Act of 1934, and (ii) any other claims or administrative charges which cannot be waived by law.
The Employee expressly waives the benefits of Section 1542 of the California Civil Code which provides that:
“A general release does not extend to claims which the creditor does not know or suspect to exist in her/his favor at the time of executing the release, which if known by her/him must have materially affected her/his settlement with the debtor.”
The Employee, being aware of said code section, understands and acknowledges the significance and consequences of such specific waiver of Section 1542 and agrees to expressly waive any rights Employee may have thereunder, as well as under any other statute or common law principles of similar effect. The Employee hereby assumes full responsibility for any injuries, damages or losses that the Employee may incur as a result of such waiver.
2.    Acknowledgments. The Employee is signing this Release Agreement knowingly and voluntarily. She/he acknowledges that:

(a)	He or she is hereby advised by the Company to discuss all aspects of this Release Agreement with an attorney before signing this Release Agreement;

(b)
He or she has relied solely on her/his own judgment and/or that of her/his attorney regarding the consideration for and the terms of this Release Agreement and is signing this Release Agreement knowingly and voluntarily of her/his own free will;

(c)	He or she is not entitled to the Severance Payment unless she/he agrees to and fully complies with the terms of this Release Agreement;

(d)
He or she has been given at least [twenty-one (21)] [forty-five (45)] calendar days to consider this Release Agreement (the “Consideration Period”). If she/he signs this Release Agreement before the end of the Consideration Period, she/he acknowledges by signing this Release Agreement that such decision was entirely voluntary and that she/he had the opportunity to consider this Release Agreement for the entire Consideration Period.

(e)
He or she may revoke this Release Agreement within seven (7) calendar days after signing it by submitting a written notice of revocation to the Employer. She/he further understands that this Release Agreement is not fully effective until the next business day after the seven (7) day period of revocation has expired without revocation, and that if she/he revokes this Release Agreement within the seven (7) day revocation period, she/he will not receive the Severance Payment;

(f)
He or she has read and understands this Release Agreement and further understands that it includes a general release of any and all known and unknown, foreseen or unforeseen claims presently asserted or otherwise arising through the date of her/his signing of this Release Agreement that she/he may have against the Employer; and

(g)	No statements made or conduct by the Employer has in any way coerced or unduly influenced her/him to execute this Release Agreement.

(h)
Except for the Severance Payment, she/he has been paid all wages, bonuses, compensation, benefits and other amounts that the Employer ever owed to him or her. Further she/he acknowledges and agrees that she/he is not entitled to any other severance pay, benefits or equity rights including without limitation, pursuant to any other severance plan, or program or arrangement.

3.    No Admission of Liability. This Release Agreement does not constitute an admission of liability or wrongdoing on the part of the Employer, the Employer does not admit there has been any wrongdoing whatsoever against the Employee, and the Employer expressly denies that any wrongdoing has occurred.
4.    Entire Agreement. There are no other agreements of any nature between the Employer and the Employee with respect to the matters discussed in this Release Agreement, except as expressly stated herein, and in signing this Release Agreement, the Employee is not relying on any agreements or representations, except those expressly contained in this Release Agreement.
5.    Execution. It is not necessary that the Employer sign this Release Agreement following the Employee’s full and complete execution of it for it to become fully effective and enforceable.
6.    Severability. If any provision of this Release Agreement is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Release Agreement shall continue in full force and effect.
7.    Governing Law. This Release Agreement shall be governed by the laws of the State of California, excluding the choice of law rules thereof.
8.    Headings. Section and subsection headings contained in this Release Agreement are inserted for the convenience of reference only. Section and subsection headings shall not be deemed to be a part of this Release Agreement for any purpose, and they shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.
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IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the day and year first herein above written.
EMPLOYEE: